Exhibit 10.1

DISTRIBUTION AGREEMENT

between

(1)                                  INVATEC TECHNOLOGY CENTER GMBH (hereinafter referred to as Invatec) having a registered office at Hungerbuelstrasse 12a, 8500 Frauenfeld, Switzerland, represented by its General Manager, Silvio Schaffner,

and

(2)                                  ev3 Endovascular, Inc. (hereinafter referred to as ev3) having its registered office at 9600 54th Avenue North, Plymouth Minnesota 55442, represented by its President and Chief Executive Officer, Mr. James M. Corbett,

(INVATEC and ev3 are hereinafter also referred to as the Parties)

WITNESSETH

WHEREAS, INVATEC operates in the business of designing, developing, manufacturing and selling under the trademark and/or trade name “INVATEC” the Products (as hereinafter defined);

WHEREAS, ev3 is willing to act as INVATEC’s non-exclusive distributor in the Territory (as hereinafter defined) as to the PRODUCTS, upon the terms and conditions set forth in this AGREEMENT;

NOW, THEREFORE, the PARTIES hereto agree as follows:

1.                                      DEFINITIONS.

As used in this AGREEMENT the following words will have the meaning defined hereunder (plural shall include singular and vice versa):

1.1                                 Agreement shall mean this Distribution Agreement dated 15 February 2007;

1.2                                 Affiliate means any entity that, directly or indirectly, now or hereafter controls or is controlled by or is under common control of a Party hereto, except that in countries where ownership of a majority or controlling interest by a foreign entity is not permitted by law, rule or regulations, the parent’s direct or indirect voting interest may be less than a majority or controlling interest. (Control - including the terms “controls”, “controlled by”, “controlling” and “under common control with” - are understood as meaning the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity whether through the ownership of voting security, by contract or otherwise, except in the case of ev3, Warburg Pincus, L.P. and its Affiliates shall not be considered Affiliates under this Agreement);

1.3                                 Clinical Test shall mean: any clinical trial, test and/or whatsoever analysis which is required by the LAWS: (i) for obtaining from FDA IDE approval for Mo.Ma as commenced under the PRIOR AGREEMENT, (ii) for responding to FDA’s letter dated November 15, 2006 regarding the 510(k) submission for CHROMIS Deep and responding to the FDA regarding the 510(k) submission for SKIPPER Deep (the

“510(k) Responses”), and/or (iii) for continuing valid registration of the PRODUCTS in the TERRITORY;

1.4                                 Effective Date shall mean: the date of signature of the AGREEMENT by the latter PARTY hereto;

1.5                                 FDA shall mean: the United States Food and Drug Administration;

1.6                                 Force Majeure shall have the meaning set forth by Article 15;

1.7                                 Gross Margin shall mean: the difference between the aggregate amount paid by ev3 to INVATEC for purchasing the PRODUCTS and the manufacturing and other costs incurred into by INVATEC for the PRODUCTS sold to ev3, during any contractual year.

1.8                                 Information shall mean: any data relating to the PRODUCTS, Mo.Ma, CHROMIS Deep, and SKIPPER Deep (including without limitation all data relating to clinical or pre-clinical studies or related to the regulatory approval process);

1.9                                 Initial Rolling Forecast shall have the meaning set forth in Article 12.2;

1.10                           Laws shall mean all the laws, regulations, ordinances and similar legally enforceable requirements applicable in the TERRITORY;

1.11                           Losses shall have the meaning set forth by Article 9.2;

1.12                           Minimum Annual Volume of Purchases shall mean the minimum volume of orders of PRODUCTS that ev3 must place for delivery during each of calendar year 2007 and 2008. For calendar year 2007 such amount shall be [***] units and for the calendar year 2008 such amount shall be [***] units;

1.13                           Mo.Ma. shall mean the Mo.Ma Cerebral Protection System manufactured by INVATEC at the EFFECTIVE DATE of this AGREEMENT.

1.14                           Parties shall mean INVATEC and ev3;

1.15                           Price-List shall have the meaning set forth by Article 3.2;

1.16                           Prior Agreement shall mean the distribution agreement dated 24 June 2004, and as amended by the first amendment to the distribution agreement executed on 10 February 2005 and made effective from 31 December 2004, which was terminated in accordance with the Termination Agreement;

1.17                           Products shall mean the versions of those products set out in Exhibit 1 and currently for sale in the TERRITORY. For the avoidance of doubt, INVATEC shall not discontinue any of the PRODUCTS during the TERM of this AGREEMENT, except where a recall or discontinuance of a PRODUCT is reasonably deemed necessary by INVATEC due to safety or other regulatory reasons; in the event of such discontinuance of any PRODUCT, the MINIMUM ANNUAL VOLUME OF PURCHASESshall be reduced pro-rata as

[***]Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

determined by multiplying the MINIMUM ANNUAL VOLUME OF PURCHASES for any future calendar period by a fraction, the numerator of which is the number of units of the discontinued PRODUCT ordered by ev3 in the prior six (6) month period and the denominator of which shall be the overall volume of all PRODUCTS ordered by ev3 during such period.  For the current calendar year in which a PRODUCT is discontinued, the MINIMUM ANNUAL VOLUME OF PURCHASES shall be reduced by an amount equal to the product of (a) the fraction described in the preceding sentence, and (b) a fraction, the denominator of which is the number of days remaining in the calendar year and the denominator of which is 365 and (c) the MINIMUM ANNUAL VOLUME OF PURCHASES for such calendar year immediately prior to such calculation;

1.18                           Relevant Aggregate Volume shall have the meaning set forth in Article 17.1;

1.19                           Rolling Forecast shall have the meaning set forth by Article 12.2;

1.20                           Sign Up Fee shall have the meaning set forth by Article 3.1;

1.21                           Specifications shall have the meaning set forth by Article 8.1;

1.22                           Swiss Business Day shall mean a day (other than a Saturday or a Sunday) on which banks are open for business in Switzerland;

1.23                           Term shall mean the time period commencing on the EFFECTIVE DATE and expiring on the date of expiration or termination as provided for in the AGREEMENT;

1.24                           Termination Agreement shall mean the agreement between the Parties dated 15 February 2007 pursuant to which the PRIOR AGREEMENT was terminated;

1.25                           Territory shall mean: the territory of the United States of America and Puerto Rico;

1.26                           Trademarks shall mean: all INVATEC’s proprietary TRADEMARKS with regard to INVATEC itself and/or the PRODUCTS;

1.27                           Unit Price means the price for one PRODUCT.

2.                                      APPOINTMENT OF ev3 AND GENERAL UNDERTAKINGS OF ev3.

2.1                                 INVATEC hereby appoints ev3 and ev3 hereby accepts appointment as its distributor of the PRODUCTS in the TERRITORY.  ev3 acknowledges (i) that, subject to Article 7.2, it has not been promised (and this AGREEMENT does not grant) an exclusive market by INVATEC (either with respect to INVATEC selling directly to customers or to other distributors) and (ii) that ev3 is not an agent or representative of INVATEC but is an independent entity performing a distribution function in the marketplace.

2.2                                 ev3 undertakes the following obligations vis-à-vis INVATEC:

(a)                                  ev3 will actively promote, distribute and sell the PRODUCTS in the TERRITORY to the best of its capability and exercising at least the same level of diligence and efforts it exercises for the marketing and distribution of its own products and in accordance with and subject to the terms of this AGREEMENT.

(b)                                 Subject to its rights upon effective termination of this AGREEMENT pursuant to Article 14.3, ev3 shall not, either directly or indirectly, and shall cause its AFFILIATES not to, (nor assist any third party in) during the TERM of this AGREEMENT, either directly or indirectly, launch, market, sell, promote or distribute, in the TERRITORY, products which are similar in nature to or which in the reasonable judgment of INVATEC compete with the PRODUCTS; provided, however, that nothing shall preclude ev3 from: (i) designing, developing and registering in the TERRITORY any products that compete with the PRODUCTS, (ii) engaging in any type of competitive activities with regard to any products could not reasonably be considered to be competitive with the PRODUCTS, provided that the PARTIES agree that ev3’s stent products shall not be deemed to be competitive with the PRODUCTS, (iii) engaging in any type of competitive activities outside of the TERRITORY; and (iv) engaging in any type of competitive activities with regard to the X-SIZER® Catheter System.

(c)                                  In the event that any business entity which is a competitor of INVATEC merges with ev3 or any Affiliate thereof or acquires a shareholding which exceeds 49% of the entire issued voting share capital in ev3, or any competitor of INVATEC acquires a material amount of assets from ev3 or ev3 acquires a controlling shareholding in such entity or a material amount of such entity’s assets (the “Acquiring Entity”), then the Acquiring Entity must either: (i) continue to operate ev3 independently until the termination of this AGREEMENT and allow any INVATECPRODUCTS to be sold or used only by ev3 and not by the Acquiring Entity; or (ii) must cause ev3 to purchase the MINIMUM ANNUAL VOLUME OF PURCHASES.

(d)                                 ev3 shall during the continuance of this AGREEMENT diligently and faithfully serve INVATEC as its distributor in the TERRITORY and shall use its best endeavours to improve the goodwill of INVATEC in the TERRITORY and to further increase the sale of the PRODUCTS in the TERRITORY;

(e)                                  ev3 will ensure that it conforms to the LAWS in force in the TERRITORY in relation to the PRODUCTS;

(f)                                    ev3 undertakes to store the PRODUCTS under conditions that will prevent deterioration and also (on the instructions of INVATEC) to store particular products under such special conditions as may be appropriate to their requirements. Where ev3 is responsible for clearing goods through customs and other import formalities into the TERRITORY it shall exercise its best endeavours to ensure that during such clearance the goods are stored as aforesaid. ev3 agrees to allow INVATEC or its authorised representatives to inspect the PRODUCTS when in storage under the control of ev3 from time to time upon reasonable notice;

(g)                                 ev3 undertakes not to, either directly or indirectly, copy, produce, make, modify or manufacture or assist in any way any other party to copy, produce, make, modify or manufacture the PRODUCTS or any part thereof for use, sale or any other purpose.

2.3                                 ev3 shall not, and ev3 shall cause its AFFILIATES, not to (i) solicit orders for the sale of PRODUCTS to any existing or prospective customer outside the TERRITORY, (ii) deliver, tender or sell (or cause to be delivered, tendered or sold) any PRODUCT outside the TERRITORY, or (iii) sell any PRODUCT to, or solicit any sales from, a customer if ev3 knows or has reason to know that such customer intends to resell the PRODUCTS outside of the TERRITORY.

3.                                      PAYMENTS

3.1                                 Within two SWISS BUSINESS DAYS of the date of this Agreement, ev3 shall pay to INVATEC a sign up fee of USD 6.5 million by wire transfer to an account designated by INVATEC.  In addition, the remaining, unamortized portion of the sign up fee under the PRIOR AGREEMENT that exists as of the EFFECTIVE DATEshall constitute additional consideration under this Agreement (collectively, the Sign Up Fee).

3.2                                 Unless otherwise agreed upon between the PARTIES in writing, during the Term of this Agreement, purchases by ev3 from INVATEC and sales by INVATEC to ev3 shall be made on the basis of the price-list (hereinafter, the Price-List) agreed by the PARTIES per group of PRODUCTS and attached hereto as Exhibit 2.

All prices for the purchase of the PRODUCTS will be in Euro. It is understood that payments shall remain in Euros throughout the term of the AGREEMENT, unless the Euro ceases to be the primary legal tender in Europe, in which case the payments under this AGREEMENT will be made in the new primary European currency.

3.3                                 INVATEC agrees that for the TERM of this AGREEMENT, it will not increase the prices for the Products from the prices set out in the Price-List.

3.4                                 The Unit Prices are given in Euro, for delivery EX WORKS (as defined in INCOTERMS 2000).

3.5                                 Unless otherwise agreed upon in writing, all payments of ev3 to INVATEC shall be made within thirty (30) days from the date of invoice. Late payments shall bear an interest calculated at 15% per annum. In the event of a late payment, INVATEC shall notify ev3 in writing and if ev3 does not cure such late payment within ten (10) days of such notice or provide INVATEC with a reasonable basis for dispute of such invoice, such late payment shall entitle INVATEC to cancel orders, although confirmed, and refuse additional orders until such time as all undisputed payment obligations have been remitted to Invatec. The right of ev3 to retain payment in total or in part and/or to set-off against any claims shall be excluded.  No orders cancelled or refused pursuant to this paragraph shall constitute a reduction in the MINIMUM ANNUAL VOLUME OF PURCHASES.

4.                                      CLINICAL TESTS AND REGISTRATIONS.

4.1                                 Unless otherwise instructed by INVATEC, ev3 undertakes to carry out all actions reasonably necessary (including all CLINICAL TESTS) to secure FDA IDE approval for Mo.Ma and to undertake the 510(k) Responses in a complete and timely manner.

4.2                                 ev3 shall conduct the CLINICAL TESTS under the supervision of INVATEC and shall allow reasonably requested access to INVATEC representatives, keep Invatec reasonably informed (including but not limited to responding to information requests from INVATEC) and follow requests from INVATEC in carrying out the CLINICAL TESTS.

4.3                                 ev3 shall notify INVATEC within one (1) day of any communication from FDA or any other competent authority, in reasonable detail to allow INVATEC to make relevant business decisions and to comply with any and all applicable LAWS.

4.4                                 All actual costs for CLINICAL TESTS (including the costs of operating the Mo.Ma clinical trial) and related regulatory activities incurred following the Mo.Ma IDE approval and the 510(k) Responses will be borne by INVATEC; ev3 shall be responsible for all costs up to such time, provided that INVATEC has provided ev3 proper documentation for such application, and provided further that INVATEC shall be responsible for the costs of any additional Mo.Ma testing requested or required by FDA.  For the purpose of obtaining the Mo.Ma IDE approval and carrying out the Clinical Tests, INVATEC will provide ev3 with all the INFORMATION, documentation, and assistance required by any competent authority or otherwise needed in relation to the registration process.

4.5                                 All experimental protocols, studies and documents that ev3 intends to submit to FDA and/or any other competent authority shall have to be approved in writing in advance by INVATEC before submittal.

4.6                                 The PARTIES shall keep each other informed in advance of any scheduled meetings or discussions with FDA and/or any other competent authority in the TERRITORY that involve the safety profile of PRODUCTS.

4.7                                 Upon receipt of such Mo.Ma IDE approval and completion of the 510(k) Responses (or sooner if requested by INVATEC), ev3 shall cooperate as reasonably requested by INVATEC and in accordance with any FDA requirements to facilitate an orderly transition of the Mo.Ma. clinical work and the 510(k) Responses to INVATEC or a designee of INVATEC, including without limitation, any regulatory transfers necessary for INVATEC or its designee to continue the clinical studies under the IDE (or if transferred prior to approval for INVATEC or its designee to continue the application begun by ev3) as the sponsor of the study (the Clinical Transfer).  Each party shall bear its own costs in facilitating such Clinical Transfer.

4.8                                 As part of the Clinical Transfer, ev3 shall transfer to INVATEC the INFORMATION in its possession with respect the Mo.Ma., CHROMIS Deep, and SKIPPER Deep devices and the CLINICAL TESTS; following such transfer ev3 shall have no further obligations under this Article 4.

4.9                                 Notwithstanding any provision in any other agreement between the Parties, ev3 may retain such clinical and regulatory data as reasonably required to perform its obligations under this AGREEMENT.

5.                                      TRADEMARKS, LABELS AND OTHER INTELLECTUAL PROPERTY.

5.1                                 All TRADEMARKS are the exclusive property of INVATEC.

5.2                                 During the TERM of this AGREEMENT, and subject to the terms and conditions herein, INVATEC hereby grants to ev3 a non-exclusive, non-sublicensable, royalty free, non transferable, licence to use the TRADEMARKS for relevant distribution in the TERRITORY. Except as provided in Article 16.4 in order to allow ev3 to continue selling any remaining inventory, such licence will expire automatically, without any prior written notice from INVATEC, upon the termination or expiration of this AGREEMENT for any reason.

5.3                                 The TRADEMARKS shall not be used in any manner liable to invalidate the registration thereof and the right to use the TRADEMARKS in connection with the appropriate products is only granted to the extent that INVATEC is able to do so without endangering the validity of the registration.

5.4                                 ev3 undertakes not to apply the TRADEMARKS to any item which is not one of the PRODUCTS nor to distribute or sell any such items with the TRADEMARKS so applied or to engage in any other practice or activity likely to mislead potential purchasers into believing that an item is one of the PRODUCTS when in fact it is not.

5.5                                 All PRODUCTS shall be sold under the co-brand of both INVATEC and ev3, provided that the co-brand includes with the same prominence the logo and any detail of both the PARTIES.

5.6                                 On all PRODUCTS, containers, advertisements and technical literature for the PRODUCTS the symbol ® shall be used in conjunction with the registered TRADEMARKS or “TM” in conjunction with any Trade Mark applications and state in the materials that such trademark is owned by INVATEC.  All representations of the TRADEMARKS which ev3 intends to use shall first be submitted to INVATEC for approval in writing.

5.7                                 ev3 undertakes to send INVATEC, prior to the use of any TRADEMARKS or brand names, a sample of each letter-head, invoice, price-list, label, brochure and all other advertising material displaying such TRADEMARKS or trade or brand name and, except as provided in Article 11.1(c), only to use items of such printed materials the proofs for which have received in each case the express and specific prior approval of INVATEC.  ev3 shall provide to Invatec for approval, within ten (10) business days after the EFFECTIVE DATE, all such printed materials currently being used by ev3.

5.8                                 Each party shall promptly give notice in writing to the other in the event that it becomes aware of:

(a)                                  any infringement or suspected infringement by any third party within the TERRITORY of the TRADEMARKS, any patent or patent application, or any other intellectual property rights of INVATEC in or relating to the PRODUCTS; and

(b)                                 any claim or alleged claim that the PRODUCTS sold by ev3 hereunder or that the TRADEMARKS or trade names or know-how, packaging features or leaflets used by ev3 on or in connection with the PRODUCTS, or any patent or patent application under which the PRODUCTS are manufactured, used or sold, infringes any intellectual property rights of any third party or constitutes an act of unfair competition or parasitism, or any action commenced by a third party in which the declaration of invalidity of any TRADEMARK and/or any patent application under which the PRODUCTS are manufactured, used or sold, is sought, which affect or may affect INVATEC’s and/or ev3’s interests.

5.9                                 INVATEC shall have the right, in its sole discretion, to bring, defend, control and/or direct, in its own name, any legal proceeding, or other action, including any settlement or negotiation, with respect to the matters described in this Article 5 involving its interests for its own benefit. ev3 shall provide INVATEC with any reasonable support and information as INVATEC may request in relation to any such legal proceeding, settlement or negotiation.

5.10                           At the request of INVATEC, ev3 shall take part in or give assistance in respect of any legal proceedings and execute any document and do any things reasonably necessary to protect INVATEC’s intellectual and industrial property rights (including without limitation the TRADEMARKS) in the TERRITORY. Any relevant cost and expense, including legal fees, related to ev3’s assistance will be sustained by ev3.

5.11                           The PARTIES agree to consult each other upon request but, in general, not less frequently than annually, on the need for changes in labelling of the product information supplied to end users, the medical professional or patients.

5.12                           Except as provided in Article 16.4 (and in such instance, for the period described therein) in order to allow ev3 to continue selling any remaining inventory, ev3 undertakes that following expiration and/or termination for any reason of the AGREEMENT, it will have no further rights to use and will refrain from further use of TRADEMARKS or of any designs or packaging typical of PRODUCTS.

ev3 undertakes as well that, in any case of expiration and/or termination of this AGREEMENT may occur, it will not use any marks which are so similar to TRADEMARKS in respect of appearance or meaning that confusion could arise in practice.

6.                                      ORDERS, DELIVERY AND PAYMENTS.

6.1                                 INVATEC shall supply (or cause an Affiliate to supply) ev3 with the PRODUCTS. ev3 shall purchase the PRODUCTS exclusively from INVATEC, or its AFFILIATES, designated by INVATEC and shall not, under any circumstances during the TERM of this AGREEMENT, purchase any product which is similar in nature to or which competes with the PRODUCTS from any company other than INVATEC or its AFFILIATES.

6.2                                 Orders shall be in writing, or if made verbally have to be confirmed in writing by ev3 within forty-eight (48) hours. Otherwise verbally made orders will be considered as not placed by ev3. Under no circumstances, an order shall bind INVATEC unless it is accepted in writing by INVATEC. Notwithstanding the above, it is agreed that written orders (or written confirmation of verbal orders) which are not rejected by INVATEC within ten (10) SWISS BUSINESS DAYS from the receipt will be deemed to have been accepted by INVATEC. Once made, orders shall be binding on ev3.

Orders shall be for delivery in not less than sixty (60) days.   Within ten (10) SWISS BUSINESS DAYS from the receipt of the order, Invatec shall either confirm the delivery date(s) requested by ev3 or provide an alternative delivery date.  If Invatec provides an alternative delivery date that is more than ten (10) SWISS BUSINESS DAYS beyond the date requested by ev3, such modification shall not constitute a breach of this AGREEMENT, but ev3 may cancel such order(s) in writing within three (3) SWISS BUSINESS DAYS and the quantity of such order(s) shall constitute a reduction in the MINIMUM ANNUAL VOLUME OF PURCHASES(unless such alteration is due to an event of Force Majeure as defined in Article 15 or such order is subject to Article 6.4 below).  For purposes of calculating compliance with the MINIMUM ANNUAL VOLUME OF PURCHASES, the date confirmed by INVATEC for delivery shall be determinative.

6.3                                 The PARTIES agree that: (i) all PRODUCTS delivered during calendar year 2007, regardless of whether the orders were submitted under the PRIOR AGREEMENT or this AGREEMENT, shall count toward the MINIMUM ANNUAL VOLUME OF PURCHASES; and (ii) the outstanding orders, as of the EFFECTIVE DATE, that were submitted and confirmed in writing (including e-mail) under the PRIOR AGREEMENT shall be deemed to have been submitted and confirmed under the terms of this AGREEMENT (including without limitation the PRICE-LIST).

6.4                                 INVATEC reserves the right to reject in whole or in part any order that is not reflected in the most recent the ROLLING FORECASTS delivered in compliance with Article 12.2 below and/or any order without any liability to ev3 and without any reduction in the MINIMUM ANNUAL VOLUME OF PURCHASES.

6.5                                 In case of any discrepancy between the order and INVATEC’s order confirmation, the latter will prevail, unless ev3 contests it in writing within forty eight (48) hours upon receipt of order confirmation.

6.6                                 PRODUCTS will be delivered to ev3 EX WORKS the premises of Invatec or an Affiliate named in Invatec’s order confirmation or otherwise communicated in writing to ev3 (as defined in INCOTERMS 2000) where delivery shall take place. Collection and transport of the PRODUCTS shall be effected by ev3 on its own responsibility and its own expense. All risks shall pass to ev3 on the date of the delivery of the PRODUCTS under the terms of this Article.

7.                                      MINIMUM ANNUAL VOLUME OF PURCHASES, ANNUAL TARGETS.

7.1                                 During the TERM of this AGREEMENT, ev3 undertakes and guarantees to INVATEC to achieve the MINIMUM ANNUAL VOLUME OF PURCHASES agreed upon by the PARTIES and shall use commercially reasonable efforts to cause such minimum volumes to reach end-users during the Term of this Agreement. INVATEC’S sole and exclusive remedy for a violation of this Article 7.1 shall be as set forth in Article 17.1.

7.2                                 In the event that INVATEC sells any of the PRODUCTSwithin the Territory directly or through partners using the same names as the PRODUCTSor otherwise under the INVATEC brand, including the TRADEMARKS, other than through an OEM relationship (e.g. on a basis not involving branding with Invatec trademarks), the obligations in respect of the MINIMUM ANNUAL VOLUME OF PURCHASES set out in Article 7.1 above shall cease to apply to any PRODUCTS for any calendar years that have not begun, and the minimum volumes of PRODUCTS for any calendar year that begins but does not end prior to INVATEC’S commencement of sales triggering this provision shall be multiplied by a fraction the numerator of which is the number of days in such calendar year prior to the triggering sale by INVATEC and the denominator of which shall be three hundred sixty five (365).

8.                                      SPECIFICATIONS.

8.1                                 INVATEC warrants to ev3 that the PRODUCTS sold hereunder will meet the current specifications for the PRODUCTS (the Specifications). Any claim concerning the non-compliance of the PRODUCTS with the SPECIFICATIONS, shall be raised by ev3 within ninety (90) days of the sale of the PRODUCTS by ev3 to customers.

8.2                                 In the event of any breach of this warranty, ev3 shall have the exclusive right to require INVATEC, within the abovementioned term, to replace the defective PRODUCTS at INVATEC’s full cost with no right of ev3 of claiming from INVATEC any further damages of any nature.

8.3                                 Other than as expressly provided in this AGREEMENT, INVATEC expressly disclaims all express or implied warranties, including but not limited to, warranties of merchantability, fitness for a particular purpose, and/or that the PRODUCTS will not infringe the intellectual property rights of third parties.  ev3 shall not represent to its customers that such warranties exist.

9.                                      LIABILITIES.

9.1                                 ev3 shall bear full liability for its promotion, distribution and sale of the PRODUCTS in the TERRITORY and for its other activities related hereto, as well as for complying with the LAWS relating to the REGISTRATION, import, handling, and/or use of the PRODUCTS in the TERRITORY.

9.2                                 INVATEC shall not be responsible for any damages, claims or losses that ev3 or third parties may suffer by reason of ev3’s activities mentioned in Article 9.1 or by reason of acts, omissions or negligence on the part of ev3 or its employees or agents with regard to such activities and ev3 shall indemnify and hold INVATEC harmless from and against any and all claims, causes of action, demands, losses, liabilities, fines, penalties, costs or expenses of any kind, including without limitation, reasonable attorney and consultant fees and expenses (hereinafter, collectively Losses), which may arise out of or be attributable to ev3’s activities or to acts, omissions or negligence of any ev3’s employees or agents with regard to such activities.

9.3                                 In any event, in case of claims, included without limitation claims for infringement of trademarks or patents, in tort (e.g. product liability) or otherwise arising, connected and/or related to the manufacturing, placement on the market, distribution, use, sale and/or other disposal of any PRODUCT in the TERRITORY, lodged by any third party against INVATEC and/orev3, ev3 undertakes to:

(a)                                  if so requested by INVATEC, arrange and/or cooperate for the preparation of INVATEC’s defense in the relevant proceedings;

(b)                                 if so requested by INVATEC, participate to the proceedings at its own expense for the purpose of supporting INVATEC’s defense.

Subject to Article 9.5 below, any and all costs (including legal fees) which shall be incurred by INVATEC and/or ev3 for defending any claim and/or legal action filed against INVATEC and/or ev3 as provided for in this Article 0 shall be exclusively borne by ev3.

9.4                                 Subject to Article 9.5 below, ev3 undertakes to indemnify and hold INVATEC harmless from and against any costs and/or losses which INVATEC may incur as a result of claims and legal actions filed against INVATEC and/or ev3 as provided for in

Article 9.3 for any amount exceeding INVATEC’s aggregate GROSS MARGIN realized on the PRODUCTS distributed in the TERRITORY as of the date the cost or loss is incurred.

9.5                                 ev3 reserves the right:

(a)                                  in case of claim or legal action from any third party alleging the infringement of a patent by any of the PRODUCTS to propose to INVATEC to cease the sale and distribution of the relevant PRODUCT in the TERRITORY; and/or

(b)                                 in case of a claim or legal action from any third party alleging the infringement of a patent by any of the PRODUCTS, to offer to INVATEC to settle such claim or legal action against payment by ev3 to such third party of a settlement amount;

(c)                                  in case of a claim or legal action from a third party for product liability generated by a default in the design and/or quality of a PRODUCT, to offer to INVATEC to settle such claim or legal action against payment by EV3 to such third party of a settlement amount.

Should INVATEC approve the proposal/offer of ev3 under point (i) above the MINIMUM ANNUAL VOLUME OF PURCHASES will be accordingly reduced in relation with the relevant PRODUCT.

Should INVATEC reject the proposal/offer of ev3 under points (i), (ii), or (iii) above in case the claim/legal action is allowed by the competent court or arbitration body, any and all costs (including legal fees) sustained for defending the relevant claim and/or legal action and any and all costs or losses incurred as a result of the relevant judgment or award shall be exclusively borne by INVATEC.

9.6                                 Neither Party shall be entitled to claim for any indirect, exemplary, special, punitive or consequential damages (including without limitation loss of profit).

10.                               REPORTING OF ADVERSE EVENTS, RECALLS AND INSURANCE.

10.1                           ev3will notify INVATEC within one (1) day of any adverse events related and/or connected to the promotion, distribution and/or sale of the PRODUCTS in the TERRITORY which come to ev3’s or any ev3’s representative notice and will take any temporary appropriate action to protect INVATEC’s interests.

10.2                           In the event that FDA and/or any other competent authority in the TERRITORY order a recall or take any other action in connection with the PRODUCTS, ev3 shall notify INVATEC with accurate and detailed information within one (1) day. The PARTIES will agree on an appropriate course of action to be taken in the circumstances, provided that any ultimate decision will be the responsibility of INVATEC. Should ev3 not comply with the instructions of recall provided by INVATEC nor be available to agree with INVATEC the course of action to be taken and provided that INVATEC’s instructions are not in contrast with the LAWS nor with the regulations and/or requirements of the FDA or any other competent authority in the TERRITORY, ev3 will solely be liable for any damages suffered or to be suffered which may be claimed by any third party in relation to the distribution and/or sale of the PRODUCTS and in such event it will indemnify and hold INVATEC harmless from and against any losses which INVATEC may incur. In the event any governmental or other regulatory body orders a recall or take any other action in connection with the PRODUCTS outside the TERRITORY, INVATEC shall notify ev3 of such action within three (3) working days, such notification to include a description and reasons for the action ordered or taken.

10.3                           ev3 shall take out a suitable insurance policy with a leading insurance company to cover product liability. The policy shall also indicate INVATEC as the insured party. The sum insured shall not be less than $2,000,000 and $5,000,000 for a single person and the aggregate per incident, respectively. ev3 shall send a copy of the policy to INVATEC together with a copy of the documents relating to payment of the premium instalments.

11.                               ADDITIONAL OBLIGATIONS OF THE PARTIES.

11.1                           ev3 undertakes to:

(a)                                  carry out its duties and obligations as distributor and to sell the PRODUCTS in a manner which shall not violate relevant applicable LAWS, particularly those related to marketing of medical devices and to the communication of scientific information to medical professionals;

(b)                                 give access to INVATEC to its premises at any time during business hours to inspect the stock of the PRODUCTS upon three (3) days notice;

(c)                                  submit to INVATEC for INVATEC’s prior approval, the concept of the brochures and marketing materials related to the PRODUCTS, provided however that such approval shall be deemed granted if INVATEC raises no objection within fifteen (15) days of receipt thereof. Such approval may only be withheld due to scientific, technical, clinical and regulatory reasons or other reasons of similar importance.

11.2                           INVATEC undertakes to:

(a)                                  carry out its duties and obligations and to sell the PRODUCTS to ev3 in a manner which shall not violate relevant applicable laws or regulations;

(b)                                 co-operate and support ev3 in its distribution activities in the TERRITORY and provide ev3 with all the INFORMATION, including scientific information, needed to promote and sell the PRODUCTS in the TERRITORY;

(c)                                  create and maintain at all times during the term of this AGREEMENT a stock of the PRODUCTS adequate to meet the demand of ev3 as expressed in the forecasts mentioned in Article 12.2.

12.                               REPORTS.

12.1                           ev3 agrees to submit to INVATEC once per quarter, information regarding sales and inventory of the PRODUCTS as well as its sales activities in the TERRITORY. ev3 also agrees (i) to submit in the beginning of the 4th quarter of each calendar year information on the sales and marketing of the PRODUCTS in the TERRITORY during the preceding contractual year; and (ii) to promptly notify INVATEC in writing of changes in LAWS in the TERRITORY which may affect the import, marketing and/or sale of the PRODUCTS in the TERRITORY.

12.2                           In order to enable INVATEC to plan its supply of PRODUCTS to ev3, within ten U.S. business days of the EFFECTIVE DATE (the Initial Rolling Forecast) and by the end of each calendar quarter, ev3 shall provide INVATEC with a quarterly rolling twelve (12) months forecast (the Rolling Forecast) of its purchase requirements for the PRODUCTS, split on a quarterly basis.  Once approved by INVATEC pursuant to Article 6.4 above the ROLLING FORECAST shall be binding as to quantities expressed for the incoming quarter and subject to review by ev3 on a quarterly basis provided that quantities expressed in the revised ROLLING FORECASTS shall not be adjusted by ev3 in excess of:

(a)                                  10% in relation with the following second quarter;

(b)                                 20% in relation with the following third quarter; and

(c)                                  30% in relation with the following fourth quarter.

13.                               CONFIDENTIALITY.

13.1                           The PARTIES agree that all rights to the INFORMATION are reserved to INVATEC and ev3 shall use the INFORMATION only for the purpose of exploiting its rights and fulfilling its obligations under this AGREEMENT.

13.2                           ev3 undertakes to keep confidential and not to disclose to any third party the INFORMATION or any other trade secrets of INVATEC which might be disclosed to ev3 in connection with the AGREEMENT, unless INVATEC’s prior written consent has been obtained.

The above confidentiality provisions shall not apply to information which:

(a)                                  was available to the public at the time of disclosure hereunder, as evidenced by suitable published documents;

(b)                                 became of public domain after disclosure hereunder, without any fault of ev3;

(c)                                  was probably in ev3’s lawful possession prior to the disclosure hereunder and not acquired directly or indirectly from INVATEC, such prior possession to be evidenced by authenticated documentation;

(d)                                 was lawfully received by ev3 after disclosure hereunder from a third party who did not acquire the information either directly or indirectly from INVATEC and has the right to disclose such information to ev3 .

(e)                                  is independently developed by ev3 without use of the INFORMATION.

13.3                           INVATEC undertakes to keep confidential and not to disclose to any third party any confidential information or any other trade secrets of ev3 which might be disclosed to INVATEC in connection with the AGREEMENT, unless ev3’s prior written consent has been obtained.

The above confidentiality provisions shall not apply to information which:

(a)                                  was available to the public at the time of disclosure hereunder, as evidenced by suitable published documents;

(b)                                 became of public domain after disclosure hereunder, without any fault of INVATEC;

(c)                                  was probably in INVATEC’s lawful possession prior to the disclosure hereunder and not acquired directly or indirectly from ev3, such prior possession to be evidenced by authenticated documentation;

(d)                                 was lawfully received by INVATEC after disclosure hereunder from a third party who did not acquire the information either directly or indirectly from ev3 and has the right to disclose such information to INVATEC.

(e)                                  is independently developed by INVATEC without use of ev3’s confidential or proprietary information

13.4                           The confidentiality obligations under this Article 14 shall also extend to the content of this AGREEMENT and shall expressly survive the termination or expiration of the AGREEMENT and remain in effect for five (5) years after said termination or expiration.

14.                               TERMINATION.

14.1                           The AGREEMENT shall come into force at the EFFECTIVE DATE and shall expire on 31 December 2008 (the Termination Date) unless otherwise terminated in accordance with this Article 14.

14.2                           Each PARTY hereto shall have the right, without prejudice to any other rights provided by law, to terminate the AGREEMENT by giving written notice to the other PARTY if any of the following events occur:

(a)                                  any of the PARTIES become insolvent, is adjudicated bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or alike) in bankruptcy appointed over its business, property or assets, or a PARTY becomes the subject of liquidation or dissolution or involuntary bankrupt proceedings or otherwise discontinuous business;

(b)                                 any of the PARTIES materially breaches any provision of this AGREEMENT, including but not limited to Articles 2.2(e), 2.3, 3.5, 4.7, 5.4, 5.5, 5.6, 5.7, 6.1, 9.3, 10.2, 10.3, 11.1(a), 11.1(c), 13.2 and 18, and to the extent such breach is capable of being cured fails to fully cure such breach within forty-five (45) days (or, in the event of a recurring breach of the same provision, five (5) days) of receipt of written notice from the PARTY asserting the breach;

(c)                                  any of the PARTIES materially breaches any provision of the Termination Agreement to the extent such breach is capable of being cured fails to fully cure such breach within forty-five (45) days (or, in the event of a recurring breach of the same provision, five (5) days) of receipt of written notice from the PARTY asserting the breach.

14.3                           ev3 may terminate this AGREEMENT at any time, provided that (i) ev3 has provided at least six (6) months irrevocable written notice of termination to INVATEC; and (ii) ev3 has complied with the provisions of Article 16.1.  Termination pursuant to this Article 14.3 shall be without any liability whatsoever, except that ev3 shall purchase a prorated portion of the MINIMUM ANNUAL VOLUME OF PURCHASES for the calendar year in which the AGREEMENT will terminate, through the termination date.  For purposes of this paragraph, the MINIMUM ANNUAL VOLUME OF PURCHASES shall be measured by a fraction the numerator of which is the number of days in such calendar year prior to the termination date and the denominator of which shall be three hundred sixty five (365).

14.4                        The provisions contained in Article 13 (CONFIDENTIALITY) and Article 16 (OBLIGATIONS UPON TERMINATION OF THEAGREEMENT) will survive the termination or the expiry of the AGREEMENT.

15.                               FORCE MAJEURE.

15.1                           If any party is unable, wholly or in part, by reason of FORCE MAJEURE to carry out any obligations under this AGREEMENT, the obligation shall be suspended so far as it is affected by such FORCE MAJEURE during the continuance thereof, but no longer than nine (9) months. The PARTY concerned shall:

(a)                                  give the other PARTY prompt notice of such FORCE MAJEURE with reasonably full particulars thereof and, insofar as known, the probable extent to which it will be unable to perform or be delayed in performing such obligation;

(b)                                 use reasonable diligence to remove such FORCE MAJEURE or its effects as quickly as possible.

15.2                           For the purpose of this section Force Majeure shall mean an act of God, war (declared and undeclared), army mobilization, blockade, revolution, riot, insurrection, civil commotion, sabotage, lightning, fire, earthquake, storm, flood, drought, explosion, strike or other labour unrest, unavailability or inability to obtain or delay in availability of necessary materials, equipment or transport, and any other cause whether of the kind specifically enumerated above or otherwise which is not reasonably within the control of the PARTY affected. If the performance of the AGREEMENT is suspended for reasons of FORCE MAJEURE for more than nine (9) months, then either PARTY may terminate forthwith the AGREEMENT by written notice addressed to the other PARTY. In such event, neither PARTY shall be liable towards the other PARTY by reason of termination of the AGREEMENT.

16.                               OBLIGATIONS UPON TERMINATION OF THE AGREEMENT.

16.1                           Except as reasonably necessary to allow ev3 to continue selling any remaining inventory subject to Article 16.4 below, but without prejudice to any other provision of this AGREEMENT applicable in case of termination and/or expiration of the AGREEMENT, upon termination and/or expiration of the AGREEMENT for whatever causes, ev3 irrevocably undertakes to immediately:

(a)                                  transfer to INVATEC without any expense for INVATEC all REGISTRATIONS obtained by ev3 on behalf of INVATEC;

(b)                                 transfer to INVATEC without any expense for INVATEC all INFORMATION (including any copies thereof) including all productinformation, documentation concerning clinical trials and tests carried out by ev3 for the purposes of the AGREEMENT;

(c)                                  transfer to INVATEC without any expense for INVATEC all information concerning the customers to whom ev3 sold the PRODUCTS (which information shall include the name and address of such customers and may be utilized by INVATEC for the purposes of selling its products without giving effect to any confidentiality provisions of this AGREEMENT or the PRIOR AGREEMENT);

(d)                                 cease to place orders for the PRODUCTS with INVATEC and to promote and sell the PRODUCTS in the TERRITORY;

(e)                                  cease to represent in any manner to whoever that it is the distributor of INVATEC in the TERRITORY;

(f)                                    return and transfer to INVATEC all catalogues, price lists, sales and technical literature, documents, samples and other materials which may have been provided to ev3 during the TERM of the AGREEMENT.

16.2                           Should ev3, notwithstanding the termination/expiration of the AGREEMENT, be in breach of Article 16.1, ev3 shall refrain from:

(a)                                  using the INFORMATION in a manner which might be materially prejudicial to the interests of INVATEC;

(b)                                 applying to obtain an extension of the REGISTRATIONS by mentioning a supplier of the PRODUCTS other than INVATEC or any AFFILIATE of INVATEC; and

(c)                                  taking any initiative which might prevent INVATEC from using and/or obtaining its own REGISTRATIONS for the PRODUCTS in the TERRITORY.

16.3                           The obligations provided under this Article 16.2 shall expressly survive the termination or expiration of the AGREEMENT and remain in effect for five (5) years after said termination or expiration.

16.4                           The Parties agree that the products purchased by ev3 under the PRIOR AGREEMENT may continue to be sold by ev3 during the TERM of this AGREEMENT and subject to the provisions of the following sentence. For a period of six (6) months after termination of this AGREEMENT, ev3 may continue to sell the remaining inventory of PRODUCTS(or product inventory from the PRIOR AGREEMENT) and to use INVATEC’STRADEMARKS with respect to such product sales, provided that such sales are in compliance with the terms of this AGREEMENT (other than those related to non-competition).

16.5                           In the event of termination of this AGREEMENT, for any cause, any and all sums owing by ev3 to INVATEC but not yet paid shall automatically and immediately become payable upon the date of such termination.

16.6                           Termination or expiration of this AGREEMENT shall not entitle ev3 to any compensation or indemnity in respect of such termination or expiration. The goodwill in connection with the distribution and sale of the PRODUCTS in the TERRITORY pursuant to this AGREEMENT shall be for the sole and exclusive benefit of INVATEC.

17.          LIQUIDATED DAMAGES.

17.1         Except as otherwise expressly provided in this AGREEMENT, in the event that at December 31, 2008 or such earlier date that this AGREEMENT is terminated other than for reason of a material breach by INVATEC, ev3 fails to achieve that proportion of the MINIMUM ANNUAL VOLUME OF PURCHASES of the PRODUCTS for the applicable calendar period that represents a pro rata amount of the MINIMUM ANNUAL VOLUME OF PURCHASES from the beginning of that calendar year until the date of termination of this AGREEMENT (the Relevant Aggregate Volume), ev3 shall pay to INVATEC, within ten (10) SWISS BUSINESS DAYS of receiving notice from INVATEC, an amount equal to (A) [***] Euros multiplied by (B) the difference between the RELEVANT AGGREGATE VOLUME and the aggregate number of units of the PRODUCTS that have been or will be shipped by INVATEC to ev3 (which PRODUCTS shall be paid for by ev3 pursuant to Article 16.5). The PARTIES acknowledge and agree that such amount constitutes a fair and reasonable estimate of the damages that INVATEC would suffer if it entered into this Agreement without achieving the sales and market benefits of the minimums for each PRODUCT (e.g., the damage caused by assisting a competitor, the damage done to INVATEC’S ability to negotiate other distribution agreements in the Territory with this AGREEMENT in place, the loss of brand exposure, and the delay in building up of its own sales force).  This Article 17.1 constitutes Invatec’s sole and exclusive remedy for ev3’s failure to achieve the MINIMUM ANNUAL VOLUME OF PURCHASES; provided, however,nothing in this paragraph shall limit the ability of INVATEC to recover LOSSES for any reason other than failure to achieve the MINIMUM ANNUAL VOLUME OF PURCHASES.

17.2         Without prejudice to ev3’s right to later maintain defenses that the terms of Article 17.1 above do not apply in any given circumstance and the payment pursuant to this paragraph should be reversed, ev3 shall be obliged to effect payment pursuant to Article 17 or any claim by INVATEC of indemnification within ten (10) SWISS business days from receipt of INVATEC’s written demand notwithstanding any opposition ev3 might have and regardless of ev3 filing any dispute related thereto.

18.          GOOD BUSINESS PRACTICE.

ev3 undertakes and warrants to INVATEC that:

(a)           to its knowledge, the laws of the TERRITORY and the laws governing this AGREEMENT do not prohibit the distributor or the principal from entering into this AGREEMENT nor do they render any provision of this agreement unlawful;

(b)           ev3 will not (in contravention of the LAWS or of the laws governing this AGREEMENT) give or agree to give or offer any gift, loan, fee, reward, advantage or other valuable consideration of any kind to government official, customer representatives, or any other persons for the purpose of furthering the sale of the PRODUCTS in the TERRITORY;

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(c)           ev3 has no financial (other than ordinary business relationships) or ownership interest, either directly or indirectly, with either government officials, customer representatives, or any other persons who are in a position to benefit from or influence or further the sale of the PRODUCTS in the TERRITORY;

(d)           at any time during the existence of this AGREEMENT ev3 will on request give to INVATEC a written confirmation that the undertakings and warranties in clauses 18(a), 18(b) and 18(c), remain unbreached.

19.          SEVERABILITY.

If any part, term or provision of the AGREEMENT shall be found illegal under or in conflict with the governing law, the validity of the remaining provisions shall not be affected and a substitute clause be negotiated to preserve as near as possible the original intent of the AGREEMENT.

20.          NO WAIVER OF RIGHTS.

The failure of either PARTY hereto at any time to enforce any of the terms, provisions or conditions of the AGREEMENT shall not be construed as a waiver of the same or of the right of either PARTY to enforce the same on any subsequent occasion.

21.          ENTIRE AGREEMENT.

21.1         The making, execution and delivery of the AGREEMENT by INVATEC and by ev3 have been induced by no representations, statements, warranties or agreements other than those herein expressed. The AGREEMENT, as executed, together with the Termination Agreement, constitutes the entire AGREEMENT and understanding on the PRODUCTS between the PARTIES hereto with respect to matters addressed herein and therein, and except as specifically set forth herein there are no other agreements, understandings, representations, covenants, warranties or guaranties, written or oral, between the PARTIES, relating to the subject matter of the AGREEMENT. Prior arrangements, agreements and understandings other than the Termination Agreement, if any, are superseded by this AGREEMENT.

21.2         It is further understood and agreed that the AGREEMENT may only be amended, modified or supplemented by a written instrument executed by both PARTIES. The PARTIES remedies with respect to the AGREEMENT, whether in contract or otherwise, shall be limited to those expressly set forth in the AGREEMENT.

22.          INTERPRETATION OF THE AGREEMENT.

22.1         Except as otherwise expressly set forth in this AGREEMENT in order to fulfil the obligation here undertaken in reference to the PRODUCTS, none of the provision of this AGREEMENT shall be construed as granting ev3 any license expressed or implied to use in any manner the TRADEMARKS and or any trade name, patents, know-how, packaging or packaging leaflets covering the PRODUCTS and of which INVATEC is or may become the owner or has or will have the right to use and which relate or will relate to the PRODUCTS.

22.2         In order to avoid any doubt and notwithstanding the provision contained in this AGREEMENT, the PARTIES hereby declare that nothing in this AGREEMENT shall be construed as granting ev3 any right whatsoever to manufacture the PRODUCTS.

22.3         Nothing in this AGREEMENT shall create a partnership or joint venture between the PARTIES hereto and save as expressly provided in this AGREEMENT neither PARTY shall enter into or have authority to enter into any engagement or make any representation or warranty on behalf of or otherwise bind or oblige the other PARTY hereto.

23.          ASSIGNMENT.

Neither PARTY shall, without the prior written consent of the other PARTY, directly or indirectly assign this AGREEMENT or any of the rights hereunder, nor delegate any of the duties or obligations hereunder, which consent shall not be unreasonably withheld; provided however that INVATEC may at any time assign to any third parties the credits deriving to it from the AGREEMENT.

Any assignment or delegation in derogation of this provision shall be deemed null or void.

24.          NOTICES.

All notices to be effective hereunder must be by registered mail, by Federal Express or by fax in writing and, if they are meant for INVATEC, addressed to:

Invatec Technology Center GmbH.	Hungerbuelstrasse 12, 8500 Frauenfeld, Switzerland

	Attn.:	General Manager
	Tel.:	+
	Fax	+

and, if they are meant for ev3, addressed to:	9600 54th Avenue North Plymouth, Minnesota 55442

	Attn.:	James M. Corbett

With a copy to:	Kevin Klemz, Chief Legal Officer (at the same address)

	Tel.:	763-398-7000
	Fax:	763-398-7200

provided also that each PARTY shall promptly notify the other by registered mail of any change of address.

25.          GOVERNING LAW; ARBITRATION.

25.1         The parties hereto agree that all of the provisions of this Agreement (including the Schedules and exhibits attached hereto and thereto) and any questions concerning its or their interpretation and enforcement shall be governed by the laws of the State of New York without regard to conflicts of law or choice of law provisions in such State or the United States; provided, however, that nothing herein shall require the application of such law where the law of another nation or state mandates the application of a body of law from that nation or state, but only as to events occurring within that nation or state.

25.2         If any dispute, controversy or claim arises out of or in connection with this Agreement including the breach, termination or invalidity thereof (Dispute), then such Dispute shall be finally settled by binding arbitration under the Rules of Arbitration of the International Chamber of Commerce in force at the time of such arbitration (except as such rules may be modified herein or by mutual agreement of the parties) by three arbitrators to be appointed in accordance with the Rules of Arbitration of the International Chamber of Commerce.  The seat of the arbitration shall be the County of New York in the City of New York, USA and the language of the arbitration shall be English.

25.3         The parties expressly agree that any discovery permitted by the arbitrators in connection with the Dispute shall be governed by the IBA Rules on the Taking of Evidence in International Commercial Arbitration, as amended.

25.4         The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the parties.  Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets.

25.5         The arbitration provisions of this paragraph shall not prevent a party from seeking specific performance from a court of competent jurisdiction pending completion of the arbitration.

26.          SPECIFIC PERFORMANCE.

26.1         The parties acknowledges that other than a failure to meet the MINIMUM ANNUAL VOLUME OF PURCHASES or other provisions expressly subject to Article 17 hereof, any breach of this AGREEMENT by the other party during the TERM of this AGREEMENT may result in irreparable and continuing damage to the non-breaching party for which there may be no adequate remedy at law and that, in the event of any such breach, the non-breaching party shall be entitled to seek injunctive relief, including specific performance, and to such further and other relief as may be necessary and proper to ensure compliance by the breaching party with this AGREEMENT.  For purposes of clarity, the arbitration provisions set forth in Article 25 shall not preclude either party from seeking specific performance in a court of law, which shall be venued in the State of New York

INVATEC TECHNOLOGY CENTER GMBH	ev3 Endovascular, Inc.

/s/ Silvio Schaffner	/s/ James M Corbett

LIST OF EXHIBITS

1.             List of the PRODUCTS.

2.             PRICE-LIST.

EXHIBIT 1

LIST OF THE PRODUCTS

PTA BALLOON CATHETERS

SAILOR Plus – 5F Peripheral Angioplasty catheter

SUBMARINE Plus – 3.7F Peripheral Angioplasty catheter

AMPHIRION DEEP – 2.8F Peripheral Angioplasty catheter

ADMIRAL – 5F  Peripheral Angioplasty Catheter

ACCESSORIES

DIVER CE THROMBUS ASPIRATION CATHETER – Clot Extracting Thrombus Aspiration catheter

EXHIBIT 2

PRICE-LIST

Per Product/PRICE (€)	2007	2008
SAILOR Plus	[***]	[***]
SUBMARINE Plus	[***]	[***]
AMPHIRION DEEP	[***]	[***]
ADMIRAL	[***]	[***]
DIVER CE THROMBUS ASPIRATION CATHETER	[***]	[***]

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.